PricewaterhouseCoopers LLP

10th Floor

1055 Broadway

Kansas City MO 64105

Telephone (816) 472 7921

Facsimile (816) 218 1890

www.pwc.com

November 28, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Quantitative Group of Funds d/b/a Quant Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of The Quantitative Group of Funds d/b/a Quant Funds dated November 28, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP